UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 12, 2006

CNET Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-20939	13-3696170
(Commission File Number)	(IRS Employer Identification Number)

235 Second Street

San Francisco, CA 94105

(Address of principal executive offices including zip code)

(415) 344-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 12, 2006, we received a notice of acceleration under the indenture, dated as of April 27, 2004 (the “Indenture”), governing our $125.0 million principal amount of 0.75% Senior Convertible Notes due 2024 (the “Notes”) from Wells Fargo Bank, National Association, the trustee for the holders of the Notes. As a result of our failure to timely file with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, the Company has violated provisions of the Indenture that require us to furnish such information to the trustee fifteen days following the date upon which any such report is required to be filed with the Securities and Exchange Commission.

The Company informed the Trustee on October 13, 2006 that the purported acceleration of the Notes was invalid as the grace period for the default described above has not yet expired.

As previously disclosed, the Company is conducting a consent solicitation (the “Consent Solicitation”) with respect to Notes, pursuant to which it is seeking a waiver of any and all defaults arising from its failure to comply with the Indenture. The Consent Solicitation expires on October 18, 2006 and is conditioned upon at least 70% of the aggregate principal amount of the Notes providing consents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2006

CNET Networks, Inc.

By:	/s/ George Mazzotta
Name:	George Mazzotta
Title:	Chief Financial Officer